UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 30, 2016
John Bean Technologies Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34036	91-1650317
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

70 West Madison Street
Chicago, IL 60602
(Address of principal executive offices, including Zip Code)
(312) 861-5900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Forms 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 30, 2016, the Board of Directors of John Bean Technologies Corporation (the “Company”) approved an amendment and restatement of the Company’s Second Amended and Restated Bylaws (the “Third Amended and Restated Bylaws”). The Third Amended and Restated Bylaws (1) eliminates extraneous language that granted the Company's pre-spinoff parent company the right to take action by unanimous written consent and (2) changes the voting standard for uncontested director elections from a plurality voting standard to a majority voting standard. Accordingly, pursuant to the Third Amended and Restated Bylaws, in future uncontested director elections, a director nominee will be elected only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The Third Amended and Restated Bylaws retains a plurality voting standard in contested elections, which includes an election for which, as of the day prior to the Company’s distribution of proxy materials for any meeting of stockholders, there are more nominees for election than positions on the Board of Directors to be filled by that election.

In connection with the modification of voting standards for uncontested director elections, the Board of Directors also modified its Corporate Governance Guidelines to create a director resignation policy pursuant to which any director that fails to receive the required majority vote in an uncontested election will promptly tender his or her resignation to the Board of Directors for its consideration. Within 90 days following certification of the stockholder vote, the Board of Directors will publicly disclose its decision regarding whether to accept the resignation or take other action.

The summary of the Third Amended and Restated Bylaws above is qualified in its entirety by the Third Amended and Restated Bylaws filed herewith as Exhibit 3.7 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
3.7	Third Amended and Restated Bylaws

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John Bean Technologies Corporation

Date: December 6, 2016	By:	/s/ Megan J. Rattigan
	Name	Megan J. Rattigan
	Title	Vice President, Controller, and duly authorized officer